Exhibit 10.10

PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

VILLAGE DEVELOPMENT — BLAIR, LLC

as Seller

and

SERIES C, LLC

as Buyer

February 22, 2012

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of February 22, 2012 (the “Effective Date”).

PARTIES:	This Purchase Agreement and Escrow Instructions is between VILLAGE DEVELOPMENT — BLAIR, LLC, as “Seller”, and SERIES C, LLC, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain improved property located at 1260 Washington Street, Blair, Nebraska, as legally described on Exhibit A attached hereto (the “Real Property”);

WHEREAS, the Real Property is improved with a building containing approximately 14,820 square feet (the “Building”) which Real Property and Building is leased to Walgreen Co. (“Tenant”) in accordance with the Lease dated July 18, 2007 by and between Seller and Tenant (the “Lease”). The Real Property, the Building, the improvements to the Real Property (the “Improvements”), the personal property, if any, of Seller located on the Real Property and Seller’s interest in the Lease and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Property”; and

WHEREAS, Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer free and clear of all liens, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (the “Parties” or a “Party”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3. INCLUSIONS IN PROPERTY.

(a) The Property. The term “Property” shall also include the following:

(1) all tenements, hereditaments and appurtenances pertaining to the Real Property;

(2) all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Real Property;

(3) all interest, if any, of Seller in any road adjoining the Real Property;

(4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Property by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

(6) all of Seller’s interest, if any, in any equipment, machinery and personal property on or used in connection with the Real Property (the “Personalty”);

(7) the Lease and security deposit, if any, now or hereafter due thereunder; and,

(8) all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), warranties (specifically including any warranty related to the roof of the Building), contractual rights and intangibles (including rights to the name of the improvements as well as architectural/engineering plans) with respect to the operation, maintenance, repair or improvement of the Property (the “Contracts”).

(b) The Transfer Documents. Except for the Personalty which shall be transferred by that certain bill of sale from Seller to Buyer, the approved form of which is attached hereto as Exhibit B (the “Bill of Sale”), the Lease which is to be transferred by that certain assignment and assumption of lease, the approved form of which is attached hereto as Exhibit C (the “Assignment of Lease”), the Permits and Contracts which are to be transferred by that certain assignment agreement, the approved form of which is attached hereto as Exhibit D (the “Assignment Agreement”), all components of the Property shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, the approved form of which is attached hereto as Exhibit E (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”.

4. PURCHASE PRICE. The price to be paid by Buyer to Seller for the Property is FOUR MILLION TWO HUNDRED FORTY-TWO THOUSAND FOUR HUNDRED TWENTY FOUR and NO/100 DOLLARS ($4,242,424.00) (the “Purchase Price”), payable as follows:

(a) Seventy Five Thousand and No/100 Dollars ($75,000.00) earnest money (said deposit, together with any and all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”); and

(b) Four Million One Hundred Sixty Seven Thousand Four Hundred Twenty Four and No/100 Dollars ($4,167,424.00) in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c) if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6. PRELIMINARY TITLE REPORT AND OBJECTIONS. Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (the “Report”) for an ALTA extended coverage title insurance policy (the “Owner’s Policy”) on the Property to Buyer and Seller. The Report shall show the status of title to the Property as of the date of the Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner’s Policy as described herein. The cost of the Owner’s Policy shall be split equally by the Seller and Buyer; provided, however, that any additional costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as hereinafter defined), which endorsements shall be issued at Seller’s sole cost and expense), or any lender’s title policy shall be paid by Buyer. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer complete, legible copies of all documents identified in Part Two of Schedule B of the Report. If Buyer is dissatisfied with any exception to title as shown in the Report and/or any matter disclosed in the Survey (as defined in Section 9 below) or by any of Seller’s Diligence Materials (as defined in Section 8 below) (collectively, the “Objectionable Matters”), then Buyer may either, by giving written notice thereof to Seller and Escrow Agent on or before expiration of the Study Period (as defined below) (a) cancel this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer together with all documents deposited in escrow by Buyer, or (b) provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure the Objectionable Matters, in which case Seller shall (at its sole cost) remove or otherwise cure the Objectionable Matters before COE. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection if Seller does not intend to remove (or cause the Escrow Agent to endorse over to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s affirmative commitment to remove or otherwise cure the Objectionable Matters prior to COE. If written notice of dissatisfaction is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property as shown by the Report, and shall have elected to terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate. In the event the Report is amended to include new exceptions that are not set forth in a prior Report, Buyer shall have until the later of (i) the expiration of the Study Period, or (ii) the date that is five (5) business days after Buyer’s receipt of the amended Report and complete, legible copies of the documents identified in the new exceptions or new requirements within which to cancel this Agreement and receive a refund of the Earnest Money Deposit or to provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure any disapproved exceptions or objections (also, “Objectionable Matters”). Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection if Seller does not intend to remove (or cause the Escrow Agent to endorse over to Buyer’s satisfaction) or otherwise cure any such additional Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s affirmative commitment to remove or otherwise cure the Objectionable Matters prior to COE. If Seller serves notice to Buyer that Seller does not intend to remove or otherwise cure such Objectionable Matters before COE, Buyer shall, within ten (10) days thereafter, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate, or (ii) Buyer may waive such Objectionable Matters and the transaction shall close as scheduled. If Seller agrees to remove or otherwise cure the Objectionable Matters but fails or is unable to do so by the scheduled COE date, or if Buyer otherwise receives notice that Seller has failed or refused to remove or otherwise cure the Objectionable Matters, Buyer shall, within ten (10) days of either said COE date or its receipt of notice of such failure or inability, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) declare Seller to be in default under this Agreement and terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to the Buyer, and all other obligations under this Agreement shall terminate, or (ii) waive such Objectionable Matters whereupon the transaction shall close five (5) business days after Buyer notifies Seller of such election. If written notice of such election is not timely given by Buyer pursuant to the foregoing sentence, then Buyer shall be deemed to have elected to terminate this Agreement as set forth in such sentence.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. Buyer shall have until 11:59 p.m. MST on the later of the (i) thirtieth (30th) day after the execution of this Agreement by both parties, or (ii) thirtieth (30th) day after Buyer’s receipt of all deliveries of Seller’s Diligence Materials (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Property, including, without limitation, Buyer’s right to: (i) review and approve the Survey, the Lease, Seller’s operating statements with respect to the Property and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of the Real Property and Building (collectively, “Buyer’s Diligence”).

(b) Right of Entry. Subject to the prior rights of the Tenant of the Property, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon the Property, at any time or times prior to COE, to conduct Buyer’s Diligence. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, losses or damages, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

(c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period of Buyer’s acceptance of Buyer’s Diligence and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

(d) Tenant Right of First Refusal or Right of First Offer. Notwithstanding the fact that the Lease may contain a tenant right of first refusal or right of first offer (either such right, a “ROFR”), Buyer hereby agrees that the Study Period shall commence and run as set forth in Section 7(a) above, and commencement thereof shall not be tolled pending receipt of a written waiver of such ROFR by Tenant; provided, however, that in return therefor, Seller hereby agrees that, in the event Tenant does give notice of its intent to exercise the ROFR or does actually exercise the ROFR, Seller shall promptly reimburse to Buyer all reasonable out-of-pocket and third-party property diligence expenses incurred by Buyer, including, without limitation, reasonable attorneys’ fees and costs.

(e) Diligence Cost Reimbursement. If, prior to the expiration of the Study Period, Buyer discovers a fact or a fact is disclosed to Buyer, which fact Seller knew of or reasonably should have known of but failed to disclose in Seller’s Diligence Materials, and which fact has, in the sole but reasonable discretion of Buyer, a material adverse effect on the Property, title thereto, the value thereof, the marketability thereof, or its use as pharmacy with drive-through service, upon termination of this Agreement by Buyer prior to the expiration of the Study Period, Seller shall reimburse Buyer for the reasonable and actual out-of-pocket and third-party property diligence expenses incurred by Buyer, including, without limitation, reasonable attorneys’ fees and costs. If the Agreement is terminated by Buyer as set forth in this Subsection 7(e), Seller shall promptly pay to Buyer an amount equal to the costs incurred by Buyer in connection with its property diligence activities upon receipt from Buyer of reasonable evidence of such costs, such as invoices from third parties and/or other supporting documentation.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow copies of the following: (i) the Lease, (ii) ALTA/ACSM Land Title Survey dated August 26, 2008, prepared by Larry Van Fleet of Ehrhart Griffin & Associates (the “Survey”), (iii) Phase I Environmental Site Assessment dated March 9, 2007, the Limited Subsurface Investigation dated March 21, 2007, and the Additional Subsurface Investigation dated April 18, 2007, all prepared by Bureau Veritas North America, Inc. (collectively, the “Environmental Assessment”), (iv) copies of all warranties and guarantees in connection with the Improvements; (v) copies of the prior year’s tax bills; (vi) certificates evidencing all insurance coverage required to be maintained by Tenant under the Lease [available at http://www.walgreens.com/marketing/about/insurance/default.jsp], (vii) maintenance history, capital expenditure history, and litigation history; and (viii) the site plan (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.

(b) Delivery by Buyer. If this Agreement is canceled for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller upon payment by Seller to Buyer of Buyer’s cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

9. THE SURVEY. Promptly after the Opening of Escrow, Buyer shall cause a surveyor licensed in the State of Nebraska to complete and deliver to Escrow Agent, Buyer and Seller a current, certified ALTA As-Built survey of the Real Property, Building and Improvements (the “Survey”), whereupon the legal description in the Survey shall control over the description in Exhibit A attached hereto to the extent they may be inconsistent. The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon.

10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11. DELIVERY OF POSSESSION. Seller shall deliver possession of the Property to Buyer at COE subject only to the rights of Tenant under the Lease as approved by Buyer as part of Buyer’s Diligence.

12. BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b) the issuance of the Owner’s Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

(c) the delivery by Seller to Buyer at COE of all security deposits and pre-paid/abated rents under the Lease, if any, in the form of a credit in favor of Buyer against the Purchase Price;

(d) the deposit by Seller with Buyer not later than five (5) days prior to COE of an original estoppel certificate dated not more than thirty (30) days prior to COE executed by Tenant naming Buyer (or its designee) as addressee and verifying the basic facts of the Lease (term, rental, expiration date, options, if any exist) and confirming that there are no defaults by the landlord under the Lease, no unpaid tenant improvement allowances or leasing commissions, which certificate must be reasonably acceptable to Buyer;

(e) reserved;

(f) the delivery by Seller to Buyer of the final Certificate of Occupancy for the Improvements;

(g) the delivery by Seller to Buyer of an architect’s affidavit in the form attached hereto as Exhibit F;

(h) the delivery by Seller to Buyer of a copy of the leasehold title insurance policy provided to Tenant;

(i) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer;

(j) to the extent the Property is subject to zoning regulations, the receipt by Buyer of evidence reasonably satisfactory to Buyer that the Property is properly zoned for its intended use and that the Property is in full compliance with all such zoning regulations;

(k) there has been no “Insolvency Event” with respect to the Tenant. As used in this subsection (l), an “Insolvency Event” shall have occurred if the Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(l) delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the original, fully-executed Lease, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if seller is not the original landlord under the Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Lease; and

(m) delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of originals of the Contracts and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions.

13. SELLER’S WARRANTIES. Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(a) there are no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Property; any existing financing secured by the Property or any part thereof shall be satisfied and discharged in full at or prior to the originally-scheduled COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to the originally-scheduled COE; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the originally-scheduled COE;

(b) to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

(c) to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property;

(d) to Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

(e) there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting the Property, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(f) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, other than the ROFR, and Seller will not enter into nor execute any such agreement without Buyer’s prior written consent;

(g) Seller has not and will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(h) this transaction will not in any way violate any other agreements to which Seller is a party;

(i) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the approved forms of which are attached hereto as Exhibits;

(j) no default of Seller exists under the Lease and, to Seller’s knowledge, no default of Tenant exists under the Lease; Seller has not received any notice or correspondence from Tenant or any of such Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify or terminate the Lease;

(k) the Lease was negotiated in an arms-length transaction;

(l) no default of Seller exists under any of the Contracts and, to Seller’s knowledge, no default of the other parties exists under any of the Contracts;

(m) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder, except receipt of the waiver of the ROFR from Tenant;

(n) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property up to COE shall be paid in full by Seller;

(o) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

(p) from the Effective Date hereof until COE or the earlier termination of this Agreement, Seller shall (i) operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, and shall perform in all material respects, its obligations under the Lease, (ii) not amend, modify or waive any material rights under the Lease, and (iii) maintain the existing or comparable insurance coverage, if any, for the Improvements which Seller is obligated to maintain under the Lease;

(q) except as set forth in Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(r) except as set forth in Seller’s Diligence Materials, to Seller’s actual knowledge, there is not now, nor has there ever been, on or in the Property underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Seller hereby assigns to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE);

(s) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing;

(t) the execution, delivery and performance of this Agreement and the Transfer Documents, the approved forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound;

(u) Seller shall exercise good faith efforts to obtain prior to COE an original estoppel certificate executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions and addressed or certified to Buyer and Lender stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full; Buyer acknowledges and agrees that the receipt of any such estoppel shall not be a condition precedent to closing; and

(v) all representations made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for a period of one (1) year. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties. Seller’s indemnity and hold harmless obligations shall survive COE for a period of one (1) year.

14. BUYER’S WARRANTIES. Buyer hereby represents to Seller as of the Effective Date and again as of COE that:

(a) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the approved forms of which are attached hereto as Exhibits;

(b) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents, the approved forms of which are attached hereto as Exhibits;

(c) the execution, delivery and performance of this Agreement and the Transfer Documents, the approved forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound;

(d) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing; and

(e) all representations made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for a period of one (1) year. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties. Buyer’s indemnity and hold harmless obligations shall survive COE for a period of one (1) year.

15. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant’s security deposit under the Lease, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

16. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except Roger Massell of The Lennox/Massell Companies and Dick Hadler of Richard Hadler & Associates, LLC (collectively, the “Brokers”) and except as otherwise set forth in that certain Mutual Agreement and Release, the form of which is attached hereto as Schedule 16(a) and which shall be executed by all parties thereto prior to expiration of the Study Period;

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Brokers), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c) Seller shall be responsible for payment of a commission to Brokers pursuant to a separate written agreement between Seller and Brokers, which commission shall be paid at COE.

17. CLOSE OF ESCROW. COE shall be on or before 5:00 p.m. MST on such date as Buyer may choose by giving not less than five (5) days prior written notice to Seller and Escrow Agent (the “Closing Date”), provided in no event shall the Closing Date be later than twenty-one (21) days after the expiration of the Study Period (the “Closing Deadline”).

18. ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer may assign its rights under this Agreement to an affiliate of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Buyer under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money Deposit. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. No assignment shall release or otherwise relieve Buyer from any obligations hereunder.

19. RISK OF LOSS. Seller shall bear all risk of loss, damage or taking of the Property which may occur prior to COE. In the event of any loss, damage or taking prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may cancel this Agreement as provided above. In the event of any loss, damage or taking which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same.

20. REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; (ii) extend the date scheduled for COE for such reasonable period of time as may be required to permit Seller to cure or remedy such breach (provided such period of time shall not exceed thirty (30) days unless such greater period of time is agreed to in writing by Seller); or (iii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity.

(b) Buyer’s Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

21. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising herein, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court.

22. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	Village Development – Blair, LLC
c/o Village Development
1045 Lincoln Mall, Suite 300
Lincoln, NE 68508
Attn: Mr. Tamas R. Allan
Tel.: (402) 476-1909
Fax: (402) 476-2169

with a copy to:	Woods & Aitken LLP
301 S. 13th Street, Suite 500
Lincoln, NE 68508
Attn: Jennifer Strand, Esq.
Tel.: (402) 437-8522
Fax: (402) 437-8558

if to Buyer:	Series C, LLC
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Legal Department
Tel.: (602) 778-8700
Fax: (480) 449-7012

with a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
Attn: Kevin T. Lytle, Esq.
Tel.: (602) 382-6065
Fax: (602) 382-6070

If to Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 300
Phoenix, AZ 85016
Attn: Mr. Brandon Grajewski
Tel.: (602) 567-8145
Fax: (602) 567-8101

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received on the date on which the notice is received, if notice is given by personal delivery, and on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

23. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit G, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services, (iii) the transfer tax associated with the sale of the Property, if any, and (iv) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, (ii) the cost of the Survey, and (iii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein.

(b) Prorations. There shall be no proration of real estate taxes. All real estate taxes levied against the Property for the calendar year 2010 and all prior calendar years shall be paid in full at or prior to Closing. The parties hereto acknowledge that Tenant is responsible for the payment of all personal and real property taxes and assessments levied or assessed against the Property during the term of the Lease.

All other prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(c) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(c) shall survive COE except that no adjustment shall be made later than twelve (12) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, in the event an adjustment is sought due to the fact that current tax bills with respect to the Property had not yet been issued as of COE, the provisions of this Section 23(c) shall survive with respect to any closing proration of real property taxes until thirty (30) days after Buyer’s receipt of tax bills for the period of time during which COE occurred. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(d) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

(e) Survival. The provisions of this Section 23 shall survive COE.

24. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.

25. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. INTENTIONALLY DELETED.

27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Nebraska.

29. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

34. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37. INDEMNITY. Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to the Property prior to COE, and/or (b) based upon Buyer’s ownership of the Property but with respect to which the claimed loss, damage or injury occurred prior to COE. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to the Property from and after COE, and/or (z) based upon Seller’s ownership of the Property but with respect to which the claimed loss, damage or injury occurred from and after COE. The provisions of this Section 37 shall survive COE.

38. PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the Property (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of the Property to Buyer as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive COE.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	VILLAGE DEVELOPMENT – BLAIR, LLC,
a Nebraska limited liability company

	By:	/s/ Tamas R. Allan
Tamas R. Allan, Manager

BUYER:	SERIES C, LLC,
an Arizona limited liability company

	By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Its:	Authorized Officer

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement together with the Earnest Money Deposit is accepted by the undersigned this 28th day of February, 2012, which for the purposes of this Agreement shall be deemed to be the date of Opening of Escrow. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By	/s/ Brandon Grajewski
Name	Brandon Grajewski
Its	Escrow Officer